Exhibit 10.37

Select Comfort Corporation

Summary of Non-Employee Director Compensation

March 2005

Annual Cash Compensation.  Each of our non-employee directors receives an annual cash retainer of $25,000.  Each committee chair receives additional cash compensation of $5,000 per year.  Each member of the Audit Committee receives additional cash compensation of $5,000 per year.

Stock Options.  Each of our non-employee directors is eligible to receive, as of the date that the director first begins to serve on the Board, an initial grant of options to purchase 7,500 shares of our common stock.  These initial options become exercisable one year after the date of grant, so long as the director remains a director of our company.  In addition, each of our non-employee directors is eligible for an annual grant, coincident with the annual meeting of shareholders, of options to purchase 7,500 shares of our common stock.   These annual options become exercisable one year after the date of grant, so long as the director remains a director of our company.  All options granted to directors have an exercise price equal to the fair market value of our common stock on the date of grant and remain exercisable for a period of up to 10 years, subject to continuous service on our Board of Directors.

Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings of our Board or any Board committee.